Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:
Media Relations:	Investor Relations:
David Pendery	Andy Schulz
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Strong Fourth Quarter and Full Year 2008 Results

Record fourth quarter EPS of $0.53 and Adjusted EPS of $0.58, up 33 percent and 23 percent, respectively; Record full year EPS of $1.57 and Adjusted EPS of $2.05, up 13 percent and 24 percent, respectively

ENGLEWOOD, Colo. (January 8, 2009) – IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today reported strong results for the fourth quarter and year ended November 30, 2008. Revenue for the fourth quarter of 2008 totaled $231 million, a 17 percent increase over fourth quarter 2007 revenue of $198 million. Net income for the fourth quarter of 2008 was $33.3 million, or $0.53 per diluted share, compared to fourth quarter 2007 net income of $25.1 million, or $0.40 per diluted share.  Revenue for fiscal year 2008 totaled $844 million, up 23 percent over the prior year total of $688 million. Net income for the full year 2008 was $99.0 million, or $1.57 per diluted share, compared to full year 2007 net income of $83.8 million, or $1.39 per diluted share.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $64.0 million for the fourth quarter of 2008, up 26 percent from $51.0 million in the fourth quarter of 2007. Adjusted earnings per diluted share were $0.58 for the fourth quarter of 2008, an increase of 23 percent over the prior-year period. Adjusted EBITDA for fiscal year 2008 totaled $225 million, up 34 percent from $168 million in 2007.   Adjusted EBITDA and adjusted earnings per share are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance. Please see the end of this release for more information about these non-GAAP measures.

“As a testament to the criticality of our information and insight to our customers, we continued to deliver great operating and financial results in an unprecedented economy,” said Jerre Stead, IHS chairman and chief executive officer. “We are focused on helping our customers navigate through this tough environment.”

Fourth-Quarter 2008 Details

Revenue for the fourth quarter of 2008 totaled $231 million, a 17 percent increase over fourth-quarter 2007 revenue of $198 million. Organic revenue growth in the fourth quarter of 2008 was eight percent overall and 12 percent for the subscription-based portion of the business, which represented 74 percent of total revenue. Acquisitions contributed 14 percent of the increase, while foreign-currency movements decreased revenue by five percent compared to last year’s fourth quarter. The company continued to grow its business overall in all three regions. The Americas (North and South America) segment increased its revenue during the fourth quarter by 21 percent, to $145 million, compared to $120 million in the prior year’s fourth quarter. The EMEA (Europe, Middle East and Africa) segment grew its fourth quarter revenue by eight percent, to $68.4 million, compared to $63.4 million in the prior year. The APAC (Asia Pacific) segment’s revenue increased by 23 percent, to $17.6 million, compared to $14.3 million in the fourth quarter of 2007.

Adjusted EBITDA for the fourth quarter of 2008 was $64.0 million, up 26 percent over the prior-year period. Operating income increased $10.3 million year-over-year to $45.7 million. Americas’ operating income was $45.6 million, up 16 percent over the prior-year quarter. EMEA’s operating income was up 42 percent to $15.6 million. APAC’s operating income was $6.2 million, up 45 percent over the prior-year amount.

Full Year 2008

Revenue for fiscal year 2008 totaled $844 million, up 23 percent over the prior year total of $688 million. Organic revenue growth was eight percent overall in 2008 after adjusting for a certain engineering standard released once every three years (seven percent unadjusted). For the subscription-based portion of the business, organic growth was 11%. Acquisitions added 16 percent, while foreign exchange movements offset the above by less than one percent for the full year. The Americas segment grew its revenue during fiscal year 2008 by 22 percent, to $521 million, compared to $428 million in the prior-year period. The EMEA segment grew its full year 2008 revenue by 25 percent, to $263 million, compared to $210 million in the prior year. The APAC segment increased its revenue by 19 percent, to $59.6 million, compared to $50.1 million in 2007.

Adjusted EBITDA for fiscal-year 2008 totaled $225 million, up 34 percent from $168 million in 2007. Operating income increased 15 percent year-over-year to $134 million, up from $117 million. Operating income for the year ended November 30, 2008, included the $12 million restructuring charge reported in the third quarter. The restructuring charge was primarily split between the Americas and EMEA segments. Inclusive of the restructuring charge, Americas’ operating income was $161 million, up 20 percent over the prior-year period (up 24 percent before the restructuring charge). EMEA grew its year-to-date 2008 operating income to $44.3 million, up 26 percent over 2007 (up 43 percent before the restructuring charge). APAC’s operating income was $18.1 million, up 44 percent over last year.

Net income for fiscal year 2008 increased 18 percent to $99.0 million, or $1.57 per diluted share, compared to prior-year net income of $83.8 million, or $1.39 per diluted share.

Cash Flows

IHS generated $189 million of cash flow from operations during the year ended November 30, 2008, as compared to last year’s $142 million.

Balance Sheet

IHS ended fiscal year 2008 with $31 million of cash and cash equivalents, and $96 million of debt.

“The business continues to perform well, with the sequential quarterly increase in our top-line organic growth rate a particularly positive highlight of the quarter,” stated Michael J. Sullivan, IHS executive vice president and chief financial officer. “Strong cash flow generation and available capacity under our credit facility are competitive advantages in the current economic climate.”

Share Repurchase Program

During the fourth quarter of 2008, IHS repurchased 527,829 shares of its common stock for approximately $25.0 million, or $47.36 per share. During fiscal 2008, IHS repurchased 1,199,595 shares of its common stock for approximately $65.5 million, or $54.64 per share.

Outlook (forward-looking statement)

For the year ending November 30, 2009, we expect:

•                  All-in revenue growth of 16 to 18 percent from a 2008 base of $844 million;

•                  All-in adjusted EBITDA growth of 21 to 24 percent from a 2008 base of $225 million;

•                  Depreciation and amortization expense to be in the range of $50-55 million;

•                  Net interest expense to approximate $1-2 million;

•                  Stock-based compensation expense to be in the range of $55-60 million;

•                  Effective tax rate to be approximately 29 to 30 percent; and

•                  Weighted average diluted shares to be approximately 64.2 million.

This above outlook assumes constant currencies and no further acquisitions, restructurings or unanticipated events. See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss fourth quarter and full year 2008 results on January 8, 2009, at 3:00 p.m. MST (5:00 p.m. EST). The conference call will be simultaneously webcast on the company’s website, www.ihs.com.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA includes our share of adjusted EBITDA from an unconsolidated joint venture and excludes non-cash items, gains and losses on sales of assets and investments and other items that management does not utilize in assessing our operating performance (as further described in the attached financial schedules). Adjusted earnings per diluted share exclude similar non-cash items as adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by research analysts, investment bankers and lenders to assess our operating performance. For example, a measure similar to EBITDA is required by the lenders under our credit facility.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization) or (ii) items that management does not consider to be useful in assessing our operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)

IHS (NYSE: IHS) is a leading global source of critical information and insight, dedicated to providing the most complete and trusted data and expertise. IHS product and service solutions span four areas of information that encompass the most important concerns facing global business today: Energy, Product Lifecycle, Security and Environment. By focusing on customers first, IHS enables innovative and successful decision-making for customers ranging from governments and multinational companies to smaller companies and technical professionals in more than 180 countries. IHS is celebrating its 50th anniversary in 2009 and employs approximately 3,800 people in 20 countries.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2009 IHS Inc. All rights reserved.

###

IHS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	November 30,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,040	$148,484
Short-term investments	—	10,518
Accounts receivable, net	207,815	175,542
Deferred subscription costs	35,948	35,910
Deferred income taxes	28,801	17,681
Other	14,213	14,112
Total current assets	317,817	402,247

Non-current assets:
Property and equipment, net	59,578	58,756
Equity investments in joint venture	56,139	—
Intangible assets, net	285,902	206,359
Goodwill, net	705,077	564,582
Prepaid pension asset	8,768	91,116
Other	2,899	747
Total non-current assets	1,118,363	921,560
Total assets	$1,436,180	$1,323,807
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$96,020	$3,062
Accounts payable	35,084	37,550
Accrued compensation	39,083	37,014
Accrued royalties	24,769	22,684
Other accrued expenses	58,831	37,435
Income tax payable	3,994	15,255
Deferred subscription revenue	288,145	239,395
Total current liabilities	545,926	392,395

Long-term debt	—	37
Accrued pension liability	6,778	11,965
Accrued post-retirement benefits	8,852	10,203
Deferred income taxes	65,749	60,461
Other liabilities	7,820	7,619

Minority interests	—	219
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.01 par value per share, 80,000,000 shares authorized, 64,090,207 and 49,831,293 shares issued and 62,802,179 and 48,758,518 shares outstanding at November 30, 2008 and 2007, respectively	641	498
Class B common stock, $0.01 par value per share, 13,750,000 shares authorized, issued and outstanding at November 30, 2007	—	138
Additional paid-in capital	408,007	381,124
Treasury stock, at cost; 1,288,028 and 1,072,775 shares at November 30, 2008 and 2007, respectively	(64,632)	(46,045)
Retained earnings	584,219	483,804
Accumulated other comprehensive income (loss)	(127,180)	21,389
Total stockholders’ equity	801,055	840,908
Total liabilities and stockholders’ equity	$1,436,180	$1,323,807

IHS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Quarter Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
	(Unaudited)
Revenue:
Products	$197,994	$170,174	$722,311	$589,602
Services	32,632	27,341	121,719	98,790
Total revenue	230,626	197,515	844,030	688,392

Operating expenses:
Cost of revenue:
Products	78,427	66,743	294,929	240,634
Services	20,623	19,275	77,802	61,924
Total cost of revenue (includes stock-based compensation expense of $283; $303; $1,361 and $1,142 for the three months and years ended November 30, 2008 and 2007, respectively)	99,050	86,018	372,731	302,558
Selling, general and administrative (includes stock-based compensation expense of $6,259; $7,615; $38,611 and $29,299 for the three months and years ended November 30, 2008 and 2007, respectively)	77,678	68,606	295,523	249,583
Depreciation and amortization	11,229	8,859	39,410	25,478
Restructuring charge (credit)	(390)	(154)	12,089	(154)
Gain on sales of assets, net	(209)	(2)	(328)	(758)
Net periodic pension and post-retirement expense (benefits)	(443)	(303)	(3,704)	(668)
Other expense (income), net	(1,960)	(870)	(5,202)	(4,249)
Total operating expenses	184,955	162,154	710,519	571,790

Operating income	45,671	35,361	133,511	116,602
Interest income	494	1,466	3,162	6,784
Interest expense	(1,140)	(412)	(2,482)	(720)
Non-operating income, net	(646)	1,054	680	6,064
Income from continuing operations before income taxes, minority interests and income from equity-method investment	45,025	36,415	134,191	122,666
Provision for income taxes	(12,903)	(11,295)	(38,512)	(38,827)
Income from continuing operations before minority interests and income from equity-method investment	32,122	25,120	95,679	83,839
Minority interests	44	(35)	(13)	(64)
Income from equity-method investment	1,114	—	3,327	—
Net income	$33,280	$25,085	$98,993	$83,775
Net income per share:
Basic (Class A and Class B common stock)	$0.54	$0.41	$1.60	$1.41
Diluted (Class A and Class B common stock)	$0.53	$0.40	$1.57	$1.39
Weighted average shares:
Basic (Class A and B common stock)	62,168	61,749	62,063	59,463
Diluted (Class A and Class B common stock)	62,998	62,839	62,957	60,426

IHS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended November 30,
	2008	2007
	(Unaudited)
Operating activities
Net income	$98,993	$83,775
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	39,410	25,478
Stock-based compensation expense	39,972	30,441
Gain on sales of assets, net	(328)	(758)
Impairment of assets	323	—
Distributions from equity-method investment	3,924	—
Non-cash net periodic pension and post-retirement benefits	(5,551)	(3,975)
Undistributed earnings of equity method investments, net	(3,327)	(31)
Minority interests	(202)	(168)
Deferred income taxes	4,833	1,614
Change in assets and liabilities:
Accounts receivable, net	(23,944)	(5,545)
Other current assets	(1,314)	(2,084)
Accounts payable	(4,789)	(15,640)
Accrued expenses	8,398	4,892
Income taxes	(3,627)	11,151
Deferred subscription revenue	36,580	12,587
Other liabilities	(102)	—
Net cash provided by operating activities	189,249	141,737
Investing activities
Capital expenditures on property and equipment	(13,885)	(11,890)
Acquisitions of businesses, net of cash acquired	(272,844)	(114,626)
Intangible assets acquired	(4,000)	—
Change in other assets	(3,979)	(1,285)
Settlements of forward contracts	(881)	—
Purchase of investments	—	(98,975)
Sales and maturities of investments	10,500	90,483
Proceeds from sales of assets	140	2,461
Net cash used in investing activities	(284,949)	(133,832)
Financing activities
Proceeds from borrowings	160,000	—
Repayment of borrowings	(83,099)	(537)
Tax benefit from equity compensation plans	3,952	1,051
Repurchases of common stock	(84,362)	(38,494)
Net cash used in financing activities	(3,509)	(37,980)
Foreign exchange impact on cash balance	(18,235)	(1,475)
Net decrease in cash and cash equivalents	(117,444)	(31,550)
Cash and cash equivalents at the beginning of the period	148,484	180,034
Cash and cash equivalents at the end of the period	$31,040	$148,484

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

IHS Inc.

	Three Months Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
	(Unaudited)

Net income	$33,280	$25,085	$98,993	$83,775
Interest income	(494)	(1,466)	(3,162)	(6,784)
Interest expense	1,140	412	2,482	720
Provision for income taxes	12,903	11,295	38,512	38,827
Depreciation and amortization	11,229	8,859	39,410	25,478
EBITDA	58,058	44,185	176,235	142,016
Stock-based compensation expense	6,542	7,918	39,972	30,441
Restructuring charge (credit)	(390)	(154)	12,089	(154)
Gain on sales of assets, net	(209)	(2)	(328)	(758)
Non-cash net periodic pension and post-retirement benefits	(866)	(987)	(5,551)	(3,975)
Income from equity-method investment	(1,114)	—	(3,327)	—
50% of Lloyd’s-Register Fairplay’s adjusted EBITDA	2,012	—	6,201	—
Adjusted EBITDA	$64,033	$50,960	$225,291	$167,570

Lloyd’s-Register Fairplay

	Three Months Ended November 30,		Year Ended November 30,
	2008	2007(a)	2008	2007(a)
	(Unaudited)

Net income	$2,831	$—	$8,667	$—
Interest expense, net	(44)	—	(69)	—
Provision for income taxes	1,101	—	3,348	—
Depreciation and amortization	136	—	458	—
EBITDA / Adjusted EBITDA	$4,024	$—	$12,404	$—
50% of Adjusted EBITDA	$2,012	$—	$6,201	$—

Summary Lloyd’s-Register Fairplay Adjusted F/S

	Three Months Ended November 30,		Year Ended November 30,
	2008	2007(a)	2008	2007(a)
	(Unaudited)

Revenue	$9,184	$—	$29,013	$—
Operating expenses	(5,296)	—	(17,057)	—
Operating income	$3,888	—	$11,956	—
Net income	$2,831	$—	$8,667	$—
50% of net income	$1,416	$—	$4,334	$—
Amortization expense for purchased intangibles	(419)	—	(1,398)	—
Tax benefit on amortization expense for purchased intangibles	117	—	391	—
Income from equity-method investment	$1,114	$—	$3,327	$—

(a) Note: We acquired a 50% interest in Lloyd’s-Register Fairplay on March 3, 2008

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended November 30,
	2008	2007
	(Unaudited)

Americas	$144,597	$119,886
EMEA	68,435	63,361
APAC	17,594	14,268
Corporate	—	—
Revenue	$230,626	$197,515

Americas	$45,593	$39,439
EMEA	15,553	10,965
APAC	6,171	4,267
Corporate	(21,646)	(19,310)
Operating income	$45,671	$35,361

	Three Months Ended November 30, 2008
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$45,593	$15,553	$6,171	$(21,646)	$45,671
Adjustments:
Stock-based compensation expense	—	—	—	6,542	6,542
Depreciation and amortization	7,407	2,989	31	802	11,229
Restructuring charge (credit)	(15)	(378)	—	3	(390)
Gain on sales of assets, net	—	(209)	—	—	(209)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(866)	(866)
Minority interest	—	44	—	—	44
50% of Lloyd’s-Register Fairplay’s adjusted EBITDA	—	2,012	—	—	2,012
Adjusted EBITDA	$52,985	$20,011	$6,202	$(15,165)	$64,033

	Three Months Ended November 30, 2007
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$39,439	$10,965	$4,267	$(19,310)	$35,361
Adjustments:
Stock-based compensation expense	—	—	—	7,918	7,918
Depreciation and amortization	4,897	3,309	38	615	8,859
Restructuring charge	—	(154)	—	—	(154)
Gain on sales of assets, net	—	—	—	(2)	(2)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(987)	(987)
Minority interest	—	(35)	—	—	(35)
Adjusted EBITDA	$44,336	$14,085	$4,305	$(11,766)	$50,960

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Year Ended November 30,
	2008	2007
	(Unaudited)

Americas	$520,925	$428,025
EMEA	263,457	210,299
APAC	59,648	50,068
Corporate	—	—
Revenue	$844,030	$688,392

Americas	$160,757	$133,785
EMEA	44,258	35,200
APAC	18,098	12,582
Corporate	(89,602)	(64,965)
Operating income	$133,511	$116,602

	Year Ended November 30, 2008
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$160,757	$44,258	$18,098	$(89,602)	$133,511
Adjustments:
Stock-based compensation expense	—	—	—	39,972	39,972
Depreciation and amortization	23,187	12,997	132	3,094	39,410
Restructuring charge	5,732	5,945	24	388	12,089
Gain on sales of assets, net	—	(328)	—	—	(328)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(5,551)	(5,551)
Minority interest	—	(13)	—	—	(13)
50% of Lloyd’s-Register Fairplay’s adjusted EBITDA	—	6,201	—	—	6,201
Adjusted EBITDA	$189,676	$69,060	$18,254	$(51,699)	$225,291

	Year Ended November 30, 2007
	Americas	EMEA	APAC	Corporate	Total
	(Unaudited)

Operating income	$133,785	$35,200	$12,582	$(64,965)	$116,602
Adjustments:
Stock-based compensation expense	—	—	—	30,441	30,441
Depreciation and amortization	15,242	7,801	128	2,307	25,478
Restructuring charge	—	(154)	—	—	(154)
Gain on sales of assets, net	—	—	—	(758)	(758)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(3,975)	(3,975)
Minority interest	—	(64)	—	—	(64)
Adjusted EBITDA	$149,027	$42,783	$12,710	$(36,950)	$167,570

IHS INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per-share amounts)

	Three Months Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
	(Unaudited)

Net cash provided by operating activities	$51,149	$52,979	$189,249	$141,737
Capital expenditures on property and equipment	(5,730)	(4,717)	(13,885)	(11,890)
Free cash flow	$45,419	$48,262	$175,364	$129,847

	Three Months Ended November 30,		Year Ended November 30,
	2008	2007	2008	2007
	(Unaudited)

Earnings per diluted share	$0.53	$0.40	$1.57	$1.39
Stock-based compensation expense	0.07	0.08	0.40	0.32
Restructuring charge (credit)	(0.01)	—	0.13	—
Gain on sales of assets, net	—	—	—	(0.01)
Non-cash net periodic pension and post-retirement benefits	(0.01)	(0.01)	(0.05)	(0.04)
Adjusted earnings per diluted share	$0.58	$0.47	$2.05	$1.65

Note: amounts may not sum due to rounding.